                                                Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-84119

PROSPECTUS SUPPLEMENT to
PROSPECTUS dated October 1, 1999
1,852,302 shares
ADELPHIA COMMUNICATIONS CORPORATION
Class A common stock


This prospectus supplement relates to the prospectus dated October 1, 1999 regarding the sale of up to 1,852,302 shares of Class A common stock of Adelphia. This prospectus supplement is being provided to reflect the transfer by Citizens Cable Company, the selling stockholder named in the October 1, 1999 prospectus, of 1,852,302 shares of Class A common stock held by it to Southwestern Capital Corporation, a wholly owned subsidiary of Citizens Utilities Company. Citizens Utilities Company is the ultimate parent company of both Citizens Cable Company and Southwestern Capital Corporation. This transfer was made without the receipt of any consideration to Citizens Cable Company and after the registration statement to which the October 1, 1999 prospectus is a part was made effective.

The information contained in the original selling stockholder table can be found on page 20 of the October 1, 1999 prospectus.

The following table sets forth as of January 31, 2000 the revisions to the original selling stockholder table.


                                 Number of Shares
                                   of Class A       % of Class A     Class A Common
                                  Common Before      Held Before     Share Offering
     Selling Stockholder             Offering         Offering           Hereby
     -------------------             --------         --------           ------
Southwestern Capital Corporation     1,852,302          1.7%           1,852,302
                                     ---------          ----           ---------

     Total                           1,852,302          1.7%           1,852,302
                                     =========          ====           =========



          The date of this Prospectus Supplement is February 4, 2000.